Exhibit 1

Rio de Janeiro, November 27, 2017.

Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários)

Attn.:   Mr. Fernando Soares Vieira

            Superintendent of Corporate Relations

Mr. Guilherme Rocha Lopes

Manager of Corporate Monitoring – 2

Re.: Official Letter No. 367/2017/CVM/SEP/GEA-2

Dear Sirs,

We refer to Official Letter No. 367/2017/CVM/SEP/GEA-2 (“Official Letter”), copy attached hereto, which requests that Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”) provide clarifications with respect to news published on November 24, 2017 on the websites Brazil Journal and O Globo, titled “BREAKING: Oi CEO resigns, in advance of Tanure” (“BREAKING: CEO da Oi renuncia, em avanço de Tanure”), and “Oi CEO resigns from position amidst uncertainty” (“Presidente da Oi renuncia ao cargo em meio a incertezas”), to explain the following.

The Company clarifies that it disclosed a Material Fact on that very day, November 24, informing its shareholders and the market of the resignation, submitted that afternoon by Mr. Marco Norci Schroeder, from the position of Chief Executive Officer and of the appointment of Mr. Eurico de Jesus Teles Neto by the Board of Executive Officers, at a meeting held at night on the same day, to temporarily cumulate his current position as the Company’s Chief Legal Officer with that of Chief Executive Officer.

The appointment of the substitute for the position of Chief Executive Officer occurred in line with the provisions of the Company’s Bylaws, as he was appointed by the Board of Executive Officers until  the Company’s Board of Directors deliberates on the matter.

Oi reiterates its commitment to keep its shareholders and the market informed on the matters discussed herein and makes itself available to the Brazilian Securities and Exchange Commission for further clarifications.

Sincerely,

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer

Oi S.A. – In Judicial Reorganization

Rua Humberto de Campos, 425 – 8th floor

Rio de Janeiro - CEP 22430-190

Estado do Rio de Janeiro

  www.oi.com.br

Official Letter No. 367/2017/CVM/SEP/GEA-2

Rio de Janeiro, November 24, 2017.

To,

MR. CARLOS AUGUSTO MACHADO PEREIRA DE ALMEIDA BRANDÃO

Investor Relations Officer of

OI S.A. – IN JUDICIAL REORGANIZATION

RUA HUMBERTO DE CAMPOS, 425 – 8th FLOOR - LEBLON

CEP 22430190   RIO DE JANEIRO   RJ

TEL: (21) 3131-2918

E-MAIL: INVEST@OI.NET.BR

C/C: emissores@b3.com.br

Subject: Request for clarifications – News Published in the Media

Dear Sir,

1. We report on the news published today on the websites Brazil Journal and O Globo, titled “BREAKING: Oi CEO resigns, in advance of Tanure,” and “Oi CEO resigns from position amidst uncertainty,” which contains the following information:

BREAKING: CEO of Oi resigns, in advance of Tanure

The CEO of Oi, Marco Schroeder, has just resigned from his position.

The resignation is an advance for the businessman Nelson Tanure in his efforts to take control of the company.

Schroeder, who led the company during its most dramatic time, had been in charge since June last year, when he submitted the petition of a reorganization of the telecom.

Oi CEO resigns from position amidst uncertainty

Amidst the current turmoil at Oi, a bomb has just exploded: the CEO of the telecommunications operator, Marco Schroeder, has resigned from the position he has held since mid-2016.

In a letter to the chairman of the board of directors, Schroeder wrote:

“The last board meetings made clear the need for me to leave.”

Now a war will begin to find his successor.

The fear of public and private creditors, for example, is that Nelson Tanure will try to get his nominee the job.

2. With respect to the above, we require your statement on the veracity of the statements published in the news and, if true, we ask for additional information on the subject, as well as the reasons you understood the matter was not a Material Fact, pursuant to CVM Instruction No. 358/02.

3. Such statement must include copy of this Official Letter and be forwarded to the IPE System, category “Notice to the Market”, type “Clarifications on questions of the CVM/B3.” The compliance to this request for a statement through a Notice to the Market does not exempt the Company from any liability for not timely disclosing a Material Fact, pursuant to CVM Instruction No. 358/02.

4. We emphasize that, in accordance with Article 3 of CVM Instruction 358/02, it is the responsibility of the Investor Relations Officer to disclose and communicate to the CVM and, if appropriate, the stock exchange and OTC market entity where the company’s securities are admitted to trading, any material act or fact occurring or related to its business, as well as to ensure wide and immediate dissemination simultaneously on all the markets where such securities are admitted to trading.

5. We also remind you of the obligation in the sole paragraph of Article 4 of CVM Instruction No. 358/02, to inquire the managers and controlling shareholders of the company, as well as all other people with access to material acts or facts, with the aim of assessing whether they are aware of information that must be disclosed to the market.

6. As required by the SEP, be advised that it will be up to this administrative authority in its legal capacity and, based on Section II, Article 9 of law No. 6,385/1976, and in Article 7 c/c Article 9 of CVM Instruction No. 452/2007, to determine the application of a penalty of R$1,000.00 (one thousand Reais), without prejudice to other administrative sanctions, for non-compliance with this Official Letter, also sent via e-mail, by the opening of trading hours on November 27, 2017.

Sincerely,

Document electronically signed by Guilherme Rocha Lopes, Manager, on November 24, 2017, at 6.37 p.m., pursuant to Article 6, Paragraph 1, of Decree No. 8,539 of October 8, 2015